Exhibit 99.1

NEWS RELEASE
Contact:	Michael Grasher, EVP & CFO
AMERISAFE, Inc.
337-463-9052

AMERISAFE ANNOUNCES 2014 THIRD QUARTER RESULTS

Net Income Rises 39.0%

Announces Extraordinary Dividend of $1.00 Per Share

DeRidder, LA – October 29, 2014—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2014.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands, except per share data)
Net premiums earned	$95,928	$81,596	17.6%	$278,677	$243,288	14.5%
Net investment income	6,495	6,947	-6.5%	20,048	20,266	-1.1%
Net realized gains (losses) on investments (pre-tax)	(152)	(654)	NM	181	(1,921)	NM
Net income	13,479	9,699	39.0%	36,801	26,194	40.5%
Diluted earnings per share	$0.71	$0.52	36.5%	$1.95	$1.39	40.3%
Operating net income	13,578	10,124	34.1%	36,683	27,443	33.7%
Operating earnings per share	$0.72	$0.54	33.3%	$1.94	$1.47	32.0%
Book value per share	$23.85	$21.67	10.0%	$23.85	$21.67	10.0%
Net combined ratio	86.4%	92.5%		89.5%	93.6%
Return on average equity	12.2%	9.8%		11.3%	8.9%

Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, commented, “We continue to experience a workers’ compensation market with attractive pricing and modest exposure growth. Looking ahead, as external forces continue to affect the market, we expect prices to plateau while payrolls gradually improve within our niche industries.”

Insurance Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)
Gross premiums written	$93,962	$86,137	9.1%	$303,485	$281,075	8.0%

Net premiums earned	95,928	81,596	17.6%	278,677	243,288	14.5%
Loss and loss adjustment expenses incurred	61,822	57,046	8.4%	185,570	169,860	9.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	21,027	18,472	13.8%	63,410	57,012	11.2%
Policyholder dividends	139	38	NM	340	980	NM

Underwriting profit (pre-tax)	12,940	6,040	114.2%	29,357	15,436	90.2%

Insurance Ratios:
Current accident year loss ratio	71.5%	73.2%		71.5%	73.2%
Prior accident year loss ratio	-7.1%	-3.3%		-4.9%	-3.4%

Net loss ratio	64.4%	69.9%		66.6%	69.8%
Net underwriting expense ratio	21.9%	22.6%		22.8%	23.4%
Net dividend ratio	0.1%	0.0%		0.1%	0.4%

Net combined ratio	86.4%	92.5%		89.5%	93.6%

•	Voluntary premium for policies written during the quarter increased by 3.6% compared to the prior year quarter.

•	Gross premiums written in the quarter increased by $7.9 million due to a combination of the higher voluntary premium as well as positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $4.6 million in the third quarter of 2014.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $6.8 million, attributable to accident years 2012, 2010 and 2005. Our calendar year loss ratio was 64.4%, a 5.5 percentage point improvement from the third quarter of 2013, reflecting favorable frequency trends.

•	For the quarter ended September 30, 2014, the net underwriting expense ratio declined to 21.9%, 0.7 percentage points lower than the prior year. The improvement reflects the positive operating leverage generated from the growth in premium offset, in part, by lower ceding commission and contingent profit commission accruals resulting from our 2014 reinsurance treaty.

•	The effective tax rate for the three months ended September 30, 2014 was 30.3% compared to 22.1% for the third quarter of 2013. The increase reflects the impact of the company’s improved underwriting results.

G. Janelle Frost, President and Chief Operating Officer, noted, “We were extremely pleased with our results this quarter. We had our strongest quarter this year in terms of gross premiums written. Pricing was slightly down as we expected; however, audit premium continues to add to revenue. Also, our prudent reserve analytics resulted in favorable prior year loss development. These aspects joined with efficiencies from stable fixed costs resulted in an impressive 86.4% combined ratio.”

Investment Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)
Net investment income	$6,495	$6,947	-6.5%	$20,048	$20,266	-1.1%
Net realized gains (losses) on investments (pre-tax)	(152)	(654)	NM	181	(1,921)	NM
Pre-tax investment yield	2.4%	2.9%		2.6%	2.9%
Tax equivalent yield (1)	3.5%	3.9%		3.5%	3.9%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of September 30, 2014, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

During the quarter, the Company paid a regular quarterly cash dividend of $0.12 per share on September 26, 2014. On October 28, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share, payable on December 26, 2014 to shareholders of record as of December 12, 2014.

On October 28, 2014, the Company’s Board of Directors declared an extraordinary cash dividend of $1.00 per share payable on December 26, 2014 to shareholders of record on December 12, 2014.

During the quarter, no shares were repurchased under the Company’s share repurchase plan. On October 28, 2014, the Company’s Board of Directors reauthorized the share repurchase program with a limit of $25.0 million. Unless reauthorized, the program will expire on December 31, 2015.

Supplemental Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Net income	$13,479	$9,699	$36,801	$26,194
Less: Net realized capital gains (losses)	(152)	(654)	181	(1,921)
Tax effect (1)	53	229	(63)	672

Operating net income (2)	13,578	10,124	36,683	27,443

Average shareholders’ equity (3)	441,984	396,614	432,649	390,967
Less: Average other comprehensive income (loss)	2,020	(2,149)	(1,109)	154

Adjusted average shareholders’ equity	439,964	398,763	433,758	390,813

Diluted weighted average common shares	18,929,777	18,758,346	18,905,880	18,730,729
Return on average equity (4)	12.2%	9.8%	11.3%	8.9%
Operating return on average equity (2)	12.3%	10.2%	11.3%	9.4%
Diluted earnings per common share	$0.71	$0.52	$1.95	$1.39
Operating earnings per common share (2)	$0.72	$0.54	$1.94	$1.47

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for October 30, 2014, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 877-225-7695 at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 6, 2014. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 22021595.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the internet, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2013. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release unless required by law.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$93,962	$86,137	$303,485	$281,075
Ceded premiums written	(3,823)	(4,519)	(10,655)	(13,576)

Net premiums written	$90,139	$81,618	$292,830	$267,499

Net premiums earned	$95,928	$81,596	$278,677	$243,288
Net investment income	6,495	6,947	20,048	20,266
Net realized gains (losses) on investments	(152)	(654)	181	(1,921)
Fee and other income	65	114	227	393

Total revenues	102,336	88,003	299,133	262,026

Expenses:
Loss and loss adjustment expenses incurred	61,822	57,046	185,570	169,860
Underwriting and other operating costs	21,027	18,472	63,410	57,012
Policyholder dividends	139	38	340	980

Total expenses	82,988	75,556	249,320	227,852

Income before taxes	19,348	12,447	49,813	34,174
Income tax expense	5,869	2,748	13,012	7,980

Net income	$13,479	$9,699	$36,801	$26,194

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Basic EPS:
Net income	$13,479	$9,699	$36,801	$26,194

Basic weighted average common shares	18,676,033	18,395,971	18,603,227	18,343,901
Basic earnings per share	$0.72	$0.53	$1.98	$1.42
Diluted EPS:
Net income	13,479	9,673	36,801	26,122

Diluted weighted average common shares:
Weighted average common shares	18,676,033	18,395,971	18,603,227	18,343,901
Stock options and performance shares	253,744	362,375	302,653	386,828

Diluted weighted average common shares	18,929,777	18,758,346	18,905,880	18,730,729
Diluted earnings per common share	$0.71	$0.52	$1.95	$1.39

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Investments	$973,602	$878,775
Cash and cash equivalents	118,544	123,077
Amounts recoverable from reinsurers	89,847	75,326
Premiums receivable, net	193,615	171,579
Deferred income taxes	33,830	33,645
Deferred policy acquisition costs	21,016	19,171
Other assets	36,930	27,428

	1,467,384	1,329,001

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$676,609	$614,557
Unearned premiums	178,449	164,296
Insurance-related assessments	32,175	25,428
Other liabilities	131,668	107,906
Shareholders’ equity	448,483	416,814

Total liabilities and shareholders’ equity	$1,467,384	$1,329,001

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